EXHIBIT 4.599

Execution Version

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A.

AS PLEDGOR

AND

THE BANK OF NEW YORK MELLON

AS COLLATERAL AGENT

PLEDGE OVER BANK ACCOUNTS

(HSBC TRINKAUS & BURKHARDT (INTERNATIONAL)

S.A.)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS PLEDGE AGREEMENT has been entered into on 20 December 2012

BETWEEN

(1)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A., a société anonyme incorporated under Luxembourg law with registered office at 6C, rue Gabriel Lippmann L-5365 Munsbach, Grand Duchy of Luxembourg, in the process of being registered with the Luxembourg Register of Commerce and Companies (the “Pledgor”); and

(2)	THE BANK OF NEW YORK MELLON, acting for itself and as collateral agent as appointed under the First Lien Intercreditor Agreement (as defined below) for the benefit of the Secured Parties (as defined below), together with its successors and permitted assigns in such capacity (the “Collateral Agent”),

WHEREAS:

(A)	Pursuant to a credit agreement (the “Credit Agreement”) dated 5 November 2009 and entered into between Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Products Holdings Inc.), SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv LLC (formerly Pactiv Corporation) and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, as amended by amendment agreements dated 21 January 2010, 4 May 2010, 30 September 2010, 9 February 2011, 11 March 2011 and 9 August 2011, as further amended and restated by the Third Amended and Restated Credit Agreement (as defined below), as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, certain loan facilities (the “Facilities”) were made available to the Borrowers (as defined below).

(B)	On 5 November 2009, the Collateral Agent, The Bank of New York Mellon as trustee, Credit Suisse AG as administrative agent under the Credit Agreement, and the Loan Parties (as defined below) as at that date and certain other parties, entered into an intercreditor agreement (the “First Lien Intercreditor Agreement”) amended by an amendment dated 21 January 2010 and as further amended, novated, supplemented, restated or modified from time to time.

(C)	Pursuant to an indenture (the “2010 Senior Secured Notes Indenture”) dated 15 October 2010 and entered into between the 2010 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the 2010 Issuers.

(D)

Pursuant to an indenture (the “February 2011 Senior Secured Notes Indenture”) dated 1 February 2011 and entered into between the February 2011 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New

York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the February 2011 Issuers.

(E)	Pursuant to an indenture (the “August 2011 Senior Secured Notes Indenture”) dated 9 August 2011 and entered into between the August 2011 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the August 2011 Issuers.

(F)	On 28 September 2012, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC, SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv LLC, SIG Austria Holding GmbH, Beverage Packaging Holdings (Luxembourg) III S.à r.l., Evergreen Packaging Inc. and Reynolds Consumer Products Inc. as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent, together with certain other parties entered into an amendment no. 7 and incremental term loan assumption agreement (the “Amendment No. 7”) relating to the Credit Agreement (the “Third Amended and Restated Credit Agreement”).

(G)	Pursuant to an indenture (the “September 2012 Senior Secured Notes Indenture”) dated 28 September 2012 and entered into between the September 2012 Issuers (as defined below), the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, together with certain other parties, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, certain notes were issued by the September 2012 Issuers (the “September 2012 Senior Secured Notes”).

(H)	The Obligations in respect of the notes issued under each of the Senior Secured Notes Indentures and any Senior Secured Note Documents (in each case, as defined therein) have been designated on or prior to 28 September 2012 as “Additional Obligations” under, and in accordance with, section 5.02 (c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

(I)	As a condition subsequent to any borrowing under the Third Amended and Restated Credit Agreement and each of the Senior Secured Notes Indentures (as defined below), the Pledgor has agreed, for the payment and discharge of and as security for all of the Secured Obligations (as defined below), to enter into this pledge agreement (the “Pledge Agreement”) which the Pledgor declares to be in its best corporate interest.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless defined in this Pledge Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Pledge Agreement and in any notice given under this Pledge Agreement.

1.2	In this Pledge Agreement:

“2010 Issuers” shall mean the “Issuers” under and as defined in the 2010 Senior Secured Notes Indenture, including their successors in interest.

“Account Bank” means HSBC Trinkaus & Burkhardt (International) S.A. with registered address at 8, rue Lou Hemmer, L-1748 Luxembourg-Findel and any Luxembourg bank or financial institution with whom is opened a Future Account (as defined below).

“Accounts” means all the bank accounts having the root number 041/5854 opened in the name of the Pledgor with the Account Bank (including any sub-account, renewal, redesignation or replacement thereof) as well as any bank account of the Pledgor to be opened in the future (the “Future Account”).

“Applicable Representative” has the meaning ascribed to such term in the First Lien Intercreditor Agreement.

“Agreed Security Principles” has the meaning it is given in the Third Amended and Restated Credit Agreement and each of the Senior Secured Notes Indentures and to the extent of any inconsistency the meaning it is given in the Third Amended and Restated Credit Agreement shall prevail.

“August 2011 Issuers” shall mean the “Issuers” under and as defined in the August 2011 Senior Secured Notes Indenture, including their successors in interest.

“Borrowers” shall mean the “Borrowers” under, and as defined in, the Third Amended and Restated Credit Agreement from time to time.

“Business Day” has the meaning ascribed to such term in the Third Amended and Restated Credit Agreement.

“Event of Default” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“Financial Collateral Law” means the Luxembourg law of 5 August 2005 on financial collateral arrangements, as amended.

“February 2011 Issuers” shall mean the “Issuers” under and as defined in the February 2011 Senior Secured Notes Indenture, including their successors in interest.

“Group” means Reynolds Group Holdings Limited and its subsidiaries from time to time.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” shall mean the “Issuers” under and as defined in the Senior Secured Notes Indentures, including their successors in interest.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited.

“Pledged Accounts Claims” means any claim to the credit balance of the Accounts as well as any other claim the Pledgor may have against the Account Bank in relation to the Accounts regardless of the nature thereof, including, for the avoidance of doubt, any pecuniary claim for the payment of the relevant credit balance as well as any other pecuniary claim, regardless of the nature thereof in relation to the Accounts, including, for the avoidance of doubt, any pecuniary claim for the payment of the interests paid into the Accounts.

“Principal Finance Documents” means the Third Amended and Restated Credit Agreement, the Senior Secured Notes Indentures, the Intercreditor Arrangements and any Additional Agreement.

“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against any Loan Party or any other person having granted security or given a guarantee for the Secured Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents (including, for the avoidance of doubt, any liability in respect of any further advances made under the Loan Documents or resulting from an amendment or an increase of the principal amount of the Facilities), together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Senior Secured Notes Indentures” means the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture and the September 2012 Secured Notes Indenture.

“September 2012 Issuers” shall mean the “Issuers” under and as defined in the September 2012 Senior Secured Notes Indenture, including their successors in interest.

1.3	This Pledge Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Pledge Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

1.4	In this Pledge Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Pledge Agreement, the First Lien Intercreditor Agreement and the Third Amended and Restated Credit Agreement or any other Loan Document) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.5	This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.

2.	PLEDGE OVER PLEDGED ACCOUNTS CLAIMS

2.1	The Pledgor pledges the Pledged Accounts Claims in favour of the Collateral Agent acting for itself and as collateral agent for the benefit of the Secured Parties, who accepts, as first-priority pledge (gage de premier rang) (subject to any Liens permitted pursuant to Section 6.02 (u) of the Third Amended and Restated Credit Agreement and “Permitted Liens” clause (24) of each of the Senior Secured Notes Indentures) (the “Pledge”) for the due and full payment and discharge of all of the Secured Obligations.

2.2	The Pledgor shall no later than the next following Business Day upon the execution of this Pledge Agreement, and, as the case may be, no later than 5 Business Days following the opening of any Future Account, notify this Pledge to the Account Bank, such notice to be in the form set-out in Schedule 1 or any other form as agreed by the Collateral Agent and the Pledgor, and undertakes to use reasonable endeavours to obtain within 5 Business Days a duly executed acknowledgement (substantially in the form set-out in Schedule 2 hereto or any other form as agreed by the Collateral Agent and the Pledgor) from the Account Bank.

2.3	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Collateral Agent to take or to cause any formal steps to be taken for the purpose of perfecting the present Pledge, if the Pledgor has failed to comply with such perfection step within 10 Business Days of being notified of that failure and, for the avoidance of doubt, subject to the Agreed Security Principles, undertakes to take any such steps itself if so directed by the Collateral Agent.

2.4	The Pledgor undertakes that during the subsistence of this Pledge Agreement it will not grant any pledge with lower rank over the Pledged Accounts Claims without the prior approval of the Collateral Agent except as contemplated under the Principal Finance Documents.

3.	OPERATION OF ACCOUNTS

Unless an Event of Default has occurred and is continuing, the Accounts shall not be blocked and, without prejudice to the security interest created pursuant to this Pledge Agreement, the Pledgor shall be allowed to continue to operate the Accounts and exercise all rights and powers in respect of the Accounts. Following the occurrence of an Event of Default and provided that such Event of Default is continuing, this authorisation may at any moment be revoked by the Collateral Agent by giving written notice to the Account Bank, with a copy to the Pledgor.

4.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

4.1	The Pledgor hereby represents to the Collateral Agent that, as of the date hereof, except as permitted under the Principal Finance Documents:

4.1.1	no counterclaims as to which a right to set-off or right of retention could be exercised exist with respect to the Pledged Accounts Claims except those permitted to exist under the Principal Finance Documents; and

4.1.2	confirms to the Collateral Agent the representations contained in Section 3.02, 3.03 and 3.19 (d) of the Third Amended and Restated Credit Agreement.

4.2	Unless permitted by the terms of the Principal Finance Documents, except with the Collateral Agent’s prior written consent, the Pledgor shall not:

4.2.1	sell or otherwise dispose of all or any of its rights, title and interest in the Pledged Accounts Claims or the Accounts (and, in particular, close any of the Accounts); or

4.2.2	create, grant or permit to exist (a) any encumbrance or security interest over or (b) any restriction on the ability to transfer or realise all or any part of the Pledged Accounts Claims or the Accounts (other than, for the avoidance of doubt, the Pledge, any liens or privileges arising mandatorily by law and any liens permitted under Section 6.02 (u) (Banker’s Liens) of the Third Amended and Restated Credit Agreement).

4.3	The Pledgor hereby undertakes that, subject to the Agreed Security Principles, during the subsistence of this Pledge Agreement:

4.3.1	it will ensure that no counterclaims, as to which a right to set-off or right of retention could be exercised, will exist with respect to the Pledged Accounts Claims except those permitted to exist under the Principal Finance Documents;

4.3.2	it shall cooperate with the Collateral Agent and sign or cause to be signed all such further documents and take all such further action as the Collateral Agent may from time to time reasonably request to perfect and protect this Pledge or to exercise its rights under this Pledge Agreement;

4.3.3	it shall act in good faith and, unless otherwise permitted by the Principal Finance Documents, not knowingly take any steps nor do anything which would adversely affect the existence of the Pledge created hereunder;

4.3.4	it shall inform the Collateral Agent as soon as possible in case the Pledge is prejudiced or jeopardised by actions of third parties (including, but without being limited to, by attachments). Such information shall be accompanied, in case of any attachment, by a copy of the order for attachment, as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. The Pledgor shall further be obliged to inform as soon as possible the attaching creditors or other third parties asserting rights with respect to the Accounts in writing of the existence of the Pledge. Subject to Clause 12 (Costs and Expenses) hereof, all reasonable and adequately documented costs and expenses for any actions of intervention and measures of the Collateral Agent shall be borne by the Pledgor. This shall also apply to the institution of legal action, which the Collateral Agent may consider necessary; and

4.3.5	it shall notify the Collateral Agent as soon as possible of any event or circumstance which would have a material adverse effect on the validity or enforceability of this Pledge Agreement.

5.	POWER OF ATTORNEY

5.1	The Pledgor irrevocably appoints the Collateral Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Pledge Agreement or (b) exercising any of the rights conferred on the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, it being understood that the enforcement of the Pledge over the Pledged Accounts Claims must be carried out as described in Clause 6 (Remedies upon Default) hereunder. The powers under this Clause 5.1 shall only be exercised upon the occurrence of an Event of Default and provided that such Event of Default is continuing, or if the Pledgor has failed to comply with a further assurance or any perfection obligation hereunder within 10 Business Days of being notified of that failure.

5.2	The Pledgor shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of that power of attorney.

5.3	The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under Clause 5.1 of this Pledge Agreement unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

6.	REMEDIES UPON DEFAULT

6.1

Upon the occurrence of an Event of Default and provided that such Event of Default is continuing, the Collateral Agent shall be entitled to realise the Pledged Accounts Claims in the most favourable manner provided for by Luxembourg law and in particular the Financial Collateral Law. In particular, but without limitation, the Collateral Agent shall be entitled to request direct payment of the Pledged Accounts Claims from the Account

Bank and the Collateral Agent may proceed to a set-off between the Pledged Accounts Claims and the Secured Obligations in accordance with the terms of Article 11(3) and 11(1) (d) of the Financial Collateral Law.

6.2	The Collateral Agent shall apply the proceeds of the enforcement in or towards the discharge of the Secured Obligations, in accordance with the terms of the Loan Documents.

6.3	For the purpose of enforcing this Pledge, the Collateral Agent shall be irrevocably empowered and authorised to proceed to the temporary closure (arrêté de compte) of the Accounts as well as to any other administrative arrangements necessary for the enforcement of the Pledge.

7.	EFFECTIVENESS OF COLLATERAL

7.1	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been discharged in accordance with the terms of Clause 7.2 of this Pledge Agreement.

7.2	The Pledge shall be released and cancelled (a) by the Collateral Agent at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or (b) in accordance with, and to the extent required by, the First Lien Intercreditor Agreement.

7.3	The Pledge shall be cumulative, in addition to, and independent of every other security which the Collateral Agent and the Secured Parties may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Collateral Agent and the Secured Parties may now or at any time in the future have in respect of the Secured Obligations.

7.4	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Secured Parties or the Collateral Agent in perfecting or enforcing any security interest or rights or remedies that the Secured Parties or the Collateral Agent may now or at any time in the future have from or against the Pledgor or any other person.

7.5	No failure on the part of the Collateral Agent or the Secured Parties to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

7.6	Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:

7.6.1	any amendment to, or any variation, waiver or release of, any Secured Obligation or of the obligations of any Loan Party under any other Loan Documents;

7.6.2	any failure to take, or fully to take, any security contemplated by the Loan Documents or otherwise agreed to be taken in respect of the Secured Obligations;

7.6.3	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

7.6.4	any other act, event or omission which, but for this Clause 7.6, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Collateral Agent or the Secured Parties by this Pledge Agreement, the Pledge or by law.

7.7	For the avoidance of doubt, the Pledgor hereby waives any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.

7.8	Subject to the terms of the Principal Finance Documents, neither the Secured Parties nor Collateral Agent or any of their agents shall be liable by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Accounts Claims or the Accounts or (c) the realisation of all or any part of the Pledged Accounts Claims or the Accounts, except in the case of bad faith, gross negligence or wilful misconduct upon their part.

8.	INDEMNITY

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Pledge Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Pledge Agreement or otherwise relating to the Pledged Accounts Claims.

9.	DELEGATION

Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Luxembourg law), the Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Pledge Agreement (including the power of attorney) on such terms and conditions as it shall see fit, which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent itself.

10.	RIGHTS OF RECOURSE

10.1	For as long as the Secured Obligations are outstanding and have not been unconditionally and irrevocably paid and discharged in full or the Collateral Agent or the Secured Parties have any obligations under the Loan Documents, the Pledgor shall not exercise any Rights of Recourse, arising for any reason whatsoever, by any means whatsoever (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off.

10.2	The Pledgor irrevocably agrees to waive its Rights of Recourse if the relevant person against whom the Rights of Recourse are to be exercised has come under the direct or indirect control of the Collateral Agent or the Secured Parties or any third party following or in connection with, the enforcement of any security granted in connection with the Secured Obligations.

10.3	Without prejudice to Clause 10.1 above, this Clause shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 7.1 of this Pledge Agreement).

11.	PARTIAL ENFORCEMENT

Subject to Clause 6 (Remedies upon Default), the Collateral Agent shall be entitled to request enforcement of the Pledge over all or part of the Pledged Accounts Claims in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Pledged Accounts Claims, as it then shall be. The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

12.	COSTS AND EXPENSES

Section 9.05 (Expenses; Indemnity) of the Third Amended and Restated Credit Agreement applies to this Pledge Agreement.

13.	CURRENCY CONVERSION

Without prejudice to the terms of the Loan Documents, for the purpose of, or pending the discharge of, any of the Secured Obligations the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, as the Collateral Agent (acting reasonably) may think fit and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

14.	NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of the First Lien Intercreditor Agreement.

15.	SUCCESSORS

15.1

This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Parties or the Collateral Agent and references to the Secured Parties or the Collateral Agent shall be deemed to include any assignee or successor in title of the Secured Parties or the Collateral Agent and any person who, under any applicable law, has assumed the rights and obligations of the Secured Parties or the Collateral Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.

15.2	For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Loan Documents and in particular Clause 15.1 hereof, the Secured Parties and the Collateral Agent hereby expressly reserves and the Pledgor agrees to the preservation of this Pledge Agreement and of the Pledge in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising under the Loan Documents.

15.3	To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Collateral Agent to make any notifications and/or to proceed to any required registrations, or to take any other steps, and undertakes to do so himself if so requested by the Collateral Agent.

16.	AMENDMENTS AND PARTIAL INVALIDITY

16.1	Changes to this Pledge Agreement and any waiver of rights under this Pledge Agreement shall require written form.

16.2	If any provision of this Pledge Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Pledge Agreement and the remaining provisions of this Pledge Agreement shall remain in full force and effect. The Pledge Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

17.	LAW AND JURISDICTION

This Pledge Agreement shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

This Pledge Agreement has been duly executed by the parties in two originals.

SCHEDULE 1

NOTICE OF PLEDGE TO THE ACCOUNT BANK

(ON THE LETTERHEAD OF THE PLEDGOR)

Date [—]

To:	HSBC TRINKAUS & BURKHARDT (INTERNATIONAL) S.A.
8, rue Lou Hemmer
L-1748 Luxembourg-Findel
Grand-Duchy of Luxembourg

Corporate Banking department
Attn: Tim Hermesdorf, Koen Quintens
Fax. No. +352-471847-2980
And
Account Administration department
Attn.: Matthias Keller
Fax. no. +352-471847-2642

Copy to:	THE BANK OF NEW YORK MELLON
101 Barclay Street, 4E
New York, N.Y. 10286
Attn: International Corporate Trust

Dear Sirs,

Notice of Pledge over Bank Accounts

We refer to all the bank accounts (the “Accounts”) having the root number 041/5854 (including any sub account, renewal, redesignation or replacement thereof) opened in our name with your bank.

We hereby give you notice, for the purpose of the Luxembourg law of 5 August 2005 on financial collateral arrangements, as well as any other applicable laws, if any, of a pledge granted by ourselves in favour of The Bank Of New York Mellon, acting for itself and as collateral agent for the benefit of the Secured Parties (as defined in the pledge agreement) (the “Collateral Agent”) over any claim to the credit balance of the Accounts, as well as any other claim we may have against your bank in relation to such Accounts.

We further request you to waive any right of pledge, right of set-off, lien, right of retention, right of combination of account or any similar right you may have against us or the Accounts, whether arising by way of contract, general terms and conditions or law.

We kindly ask you to return the attached acknowledgement form, duly executed, to our above address, with a copy to the Collateral Agent.

Yours sincerely,

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A.

Duly represented by:

Name:
Title:

SCHEDULE 2

FORM OF ACKNOWLEDGEMENT

(ON THE LETTERHEAD OF THE ACCOUNT BANK)

Date [—]

To:	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A
6C, rue Gabriel Lippmann
L-5365 Munsbach
Grand-Duchy of Luxembourg

Copy to:	THE BANK OF NEW YORK MELLON
101 Barclay Street, 4E
New York, N.Y. 10286
Attn: International Corporate Trust

Dear Sirs,

Notice of Pledge over Bank Accounts

We refer to the notice of pledge dated                     and regarding a pledge over bank accounts entered into between The Bank Of New York Mellon as Collateral Agent and Beverage Packaging Holdings (Luxembourg) V S.A. as Pledgor on             (the “Pledge Agreement”) for the purpose of creating a pledge over any claim the Pledgor may have to the credit balance of all the bank accounts having the root number 041/5854 (including any sub account, renewal, redesignation or replacement thereof) (the “Accounts”) opened in the name of the Pledgor with us as Account Bank, as well as any other claim the Pledgor may have against our bank in relation to such accounts.

We acknowledge receipt of this notice of pledge as well as the security interest created by the Pledge Agreement.

Any security interest over the Accounts that may exist in our favour such as, in particular, any pledge or similar security arrangement pursuant to the general terms and conditions governing the Accounts shall be released hereby.

We expressly waive any right of pledge, right of set-off, lien, right of retention, right of combination of accounts or any similar right we may have against you or the Account, whether arising by way of contract, general terms and conditions or law.

We specifically acknowledge the terms of clause 3 (Operation of Account) of the pledge agreement and agree to act accordingly.

Clause 3 (Operation of Account)

Unless an Event of Default has occurred and is continuing, the Accounts shall not be blocked and, without prejudice to the security interest created pursuant to this Pledge Agreement, the Pledgor shall be allowed to continue to operate the Accounts and exercise all rights and powers in respect of the Accounts. Following the occurrence of an Event of Default and provided that such Event of Default is continuing, this authorisation may at any moment be revoked by the Collateral Agent by giving written notice to the Account Bank, with a copy to the Pledgor.

In relation to any notice to be given to our bank under or in connection to the Pledge Agreement, and in particular in relation to clause 3 (Operation of Accounts) thereof (as reproduced above), we shall have no obligation to act until the receipt of a copy of such notice sent to us by either:

•	hand delivery or registered mail at HSBC Trinkaus & Burkhardt (International) S.A.; or

•

fax with confirmation of receipt to HSBC Trinkaus & Burkhardt (International) S.A. to Corporate Banking department (Attn.: Tim Hermesdorf, Koen Quintens (Fax. no. +352-471847-2980)) and to Account Administration department (Attn.: Matthias Keller (Fax. no. +352-471847-2642)).

We shall block the Accounts or act in any other way (as required), immediately upon the receipt of a copy of any such notice.

It is specifically agreed that we shall have no responsibility nor duty to check that the conditions set out in the Pledge Agreement or any other agreement and defined in these agreements as Event of Default, continuation of such an Event of Default or “enforcement” are fulfilled, nor to check that the operation of the Accounts by the Pledgor is made according to any agreement mentioned in the Pledge Agreement.

Yours sincerely,

HSBC TRINKAUS & BURKHARDT (INTERNATIONAL) S.A.

Duly represented by:

Name:	Name:
Title:	Title:

SIGNATURE PAGE - PLEDGE OVER BANK ACCOUNTS (BEVERAGE

PACKAGING HOLDINGS (LUXEMBOURG) V S.A.)

The Collateral Agent

THE BANK OF NEW YORK MELLON

Duly represented by:

/s/ Catherine F. Donohue
Name: Catherine F. Donohue
Title: Vice President

The Pledgor

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) V S.A.

Duly represented by:

/s/ Pascal Beckers
Name: Pascal Beckers
Title: Director

/s/ Alexis de Montpellier
Name: Alexis de Montpellier
Title: Director

SIGNATURE PAGE